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                                                                    EXHIBIT 10.5

                                 JAMES C. ECKERT
                                STOCK-BASED AWARD
                               INCENTIVE AGREEMENT

      WHEREAS, Section 8 of the Fourth Amended and Restated Omni Energy Services Corp. Stock Incentive Plan (the "Plan") authorizes the Compensation Committee of the Board of Directors (or a subcommittee thereof) (the "Committee") to grant stock-based awards to eligible participants in the Plan;

      WHEREAS, James C. Eckert is such an eligible participant (the "Employee");

      WHEREAS, under Section 10.6 of the Plan, a participant receiving a grant of a stock-based award shall enter into an incentive agreement with OMNI Energy Services Corp. (the "Company") setting forth the conditions of the grant; and

      WHEREAS, the Committee has awarded the Employee the stock-based award set forth below;

      NOW, THEREFORE, the Company and the Employee hereby, for mutual good and valuable consideration the receipt of which is hereby acknowledged, enter into this Stock-Based Award Incentive Agreement (the "Agreement"):

      1.    Grant of Stock-Based Award

            The Employee has been granted, effective October 1, 2003, the following stock-based award ("Stock-Based Award"):

            55% of 10% of the FMV greater than or equal to $1.00 but less than $1.50, plus

            55% of 15% of the FMV greater than or equal to $1.50 but less than $2.50; plus

            55% of 20% of the FMV greater than or equal to $2.50 but less than $10.00; plus

            55% of 15% of the FMV greater than or equal to $10.00 but less than $20.00; plus

            55% of 10% of the FMV greater than or equal to $20.00.

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      2.    Payment of Stock-Based Award

            The amount of the Stock-Based Award ("SBA") shall become fixed: (a) on the date of the Employee's termination of employment (for any reason other than resignation or Termination for Cause), (b) 90 days after the Employee's death or Disability or (c) upon a Change of Control. The amount of the SBA shall be paid in full, upon the occurrence of any of the events described in subparagraphs (i), (ii) and (iii) below, as follows:

            (i)   In cash in the event of a Change of Control;

            (ii) In cash in the event of receipt by the Company of a bona fide fair value offer the acceptance of which (though rejected by the Board and not submitted to the Shareholders for a vote) would result in a Change of Control, provided that the offer is supported by an independent fairness opinion;

            (iii) In cash or on other mutually agreeable terms in the event of
                  Termination Without Cause; or

            (iv) In the event of resignation or Termination for Cause, 100% of the SBA shall be forfeited.

      3.    Definitions

            For purposes of this Agreement:

            (a) "FMV" shall mean Fair Market Value which shall be the average closing price per Share on the NASDAQ National Market over the five prior trading days times the number of issued and outstanding Shares; provided however, that for purposes of a death or Disability valuation, the FMV shall be the average closing price per Share on the NASDAQ National Market over the ten (10) trading days commencing with the ninetieth (90th) day following the death or the Disability determination;

            (b) "Share" shall mean a share of common stock, $.01 par value per share, of the Company;

            (c)   The term "Change of Control" is defined to include:

                  (i) A tender offer or exchange offer made and consummated for ownership of Company stock representing 80% or more of the combined voting power of the Company's outstanding securities;

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                  (ii)  The sale or transfer of substantially all of the
                        Company's assets to another corporation which is not a wholly-owned subsidiary of the Company;

                  (iii) Any merger or consolidation of the Company with another corporation, where less than 20% of the outstanding voting shares of the surviving or resulting corporation are owned in the aggregate by the Company's stockholders as of the record date entitling shareholders to vote on a merger or consolidation; or

                  (iv) Any contested election or other event (including one or more voluntary resignations) which results in a 50% or greater change in the composition of the independent members of the Company's board of directors during the period commencing on the day after the Company's annual shareholders' meeting and ending at the close of business of the Company's next annual shareholders' meeting.

            (d) The term "Disability" shall mean that Employee (i) has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illnesses) of properly performing the services required of him in accordance with his employment obligations, (ii) such incapacity shall exist or be reasonably expected to exist for more than 180 days in the aggregate during any period of 12 consecutive months, and
                  (iii) either Employee or the Committee shall have given the other 60 days written notice of his or its intention to terminate Employee's active employment because of such Disability. Notwithstanding the foregoing definition, Employee shall be deemed to have become disabled for purposes of this Agreement, if the insurer providing the Company Disability policy shall find, during the term of such policy and pursuant to the provisions of such policy, that Employee is so mentally or physically disabled as to be unable to reasonably engage in his job responsibility and that such Disability is permanent and will be continuous during the remainder of Employee's life, and either the Employee or the Committee shall have given the other 60 days written notice of his or its intention to terminate Employee's active employment because of such Disability;

            (e) The term "Termination for Cause" shall mean termination of employment of the Employee at the direction of the Board of the Company upon occurrence of any of the following events:

                  (i) Employee's gross negligence or willful misperformance of his duties for a period of thirty (30) days after written notice of such determination by the Board and Employee's failure to correct such conduct within such thirty-day period;

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                  (ii)  Employee's conviction of a felony;

                  (iii) Employee's conviction of any crime other than a felony involving moral turpitude or dishonesty which, in the reasonable opinion of the Board of the Company, after consultation with the Employee, would impair Employee's ability to perform his duties on a regular basis;

                  (iv) Employee's willful failure or refusal to comply with written Company policies, standards or regulations after publication thereof and for a period of thirty (30) days after written notice of such failure or refusal and the reasonable determination of the Board that such continued failure or refusal is likely to have a material adverse impact on the Company;

                  (v) Employee's breach of his duty of loyalty to the Company where the Board of the Company determines that such breach is reasonably likely to have a material adverse impact on the Company and Employee fails to cure such breach within thirty (30) days after written notice thereof from the Company; or

                  (vi) Reasonable determination by the Board of the Company that Employee has committed a crime of fraud against, or theft or embezzlement from, the Company.

            (f) The term "Termination Without Cause" shall mean any termination of employment that is not the result of resignation, death, Disability or Termination for Cause;

            (g) All other defined terms (reflected by an initial capitalization) shall have the same meaning as under the Plan.

      4.    No Voting Rights

            The Employee shall have none of the rights of a shareholder with respect to the SBA.

      5.    No Right to Assign

            The SBA may not be assigned, pledged, alienated or transferred, but are heritable.

      6.    Tax Benefit Rights

            Any Tax Benefit Rights with respect to the SBA have been separately negotiated and granted outside this Agreement.

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      7.    Other Terms and Conditions

            This Agreement shall be subject to the terms of the Plan (including tax withholding under Section 10 of the Plan), which shall be controlling.

      8.    Amendment

            This Agreement may be amended by written agreement signed by all the Signatories below.

      9.    Term

            This Agreement and all rights granted herein shall terminate on December 31, 2008 or upon termination of Employee's employment, whichever occurs last.

                                         EMPLOYEE:

      June __, 2004                      ____________________________
                                         James C. Eckert

                                         COMPENSATION COMMITTEE:

      June___, 2004                      By: _________________________
                                         Name: _______________________
                                         Title: ________________________

                                         COMPANY:

                                         Omni Energy Services Corp.

      June___, 2004                      By: _________________________
                                         Name: _______________________
                                         Title: ________________________

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